Exhibit 4.2

AMENDMENT NO. 1 TO FISCAL AGENCY AGREEMENT

This AMENDMENT NO. 1 TO FISCAL AGENCY AGREEMENT, dated as of November 14, 2012 (this “Amendment”), is hereby entered into as of August 13, 2014 by and between FMS WERTMANAGEMENT, a credit institution under the laws of the Federal Republic of Germany (“FMS-WM”), THE BANK OF NEW YORK MELLON, a New York banking corporation, as fiscal agent (the “Fiscal Agent”), and THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., as listing agent (the “Listing Agent”).

WHEREAS FMS-WM, the Fiscal Agent and the Listing Agent entered into that certain Fiscal Agency Agreement, dated November 14, 2012, governing the issuance of Notes by FMS-WM (the “Agreement”).

WHEREAS FMS-WM and the Fiscal Agent wish to amend the Agreement to replace the form of DTC global note attached as Exhibit A to the Agreement with a new form of DTC global notes.

SECTION 1. Definitions. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

SECTION 2. Forms of Notes. Exhibit A (entitled “Form of DTC Global Note”) to the Agreement is hereby replaced in its entirety by Exhibit A (entitled “Form of DTC Global Note”) hereto.

SECTION 3. All terms and conditions of the Agreement not specifically amended herein shall remain in full force and effect.

SECTION 4. Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the internal laws of the State of New York, except that all matters governing authorization of issuance of any series of Notes and execution thereof by FMS-WM shall be governed by the laws of the Federal Republic of Germany.

SECTION 5. Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 6. Counterparts. This Amendment may be executed in one or more counterparts, and by each party separately on a separate counterpart, and each such counterpart when executed and delivered shall be deemed to be an original. Such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

FMS WERTMANAGEMENT

By:	/s/ Ernst-Albrecht Brockhaus
Name:	Ernst-Albrecht Brockhaus
Title:	Member of the Executive Board

By:	/s/ Jens Remmers
Name:	Jens Remmers
Title:	Managing Director

THE BANK OF NEW YORK MELLON

By:	/s/ Paul Townsend
Name:	Paul Townsend
Title:	Authorised Signatory

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.

By:	/s/ Fulvia Lucantonio
Name:	Fulvia Lucantonio
Title:	Attorney (PoA)

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EXHIBIT A

FORM OF DTC GLOBAL NOTE

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO FMS WERTMANAGEMENT OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATED NOTE ISSUED IN EXCHANGE FOR THIS NOTE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No.

ISIN No.

Common Code No.

FMS WERTMANAGEMENT

[     ]% Notes due [     ]

No. R . . . Global Note U.S. $[             ]

FMS Wertmanagement (herein called the “Issuer”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, on             , 20     (the “Maturity Date”) the aggregate principal amount shown by the latest entry in the fourth column of Schedule A hereto as of the Maturity Date, which amount, together with the latest entry in the fourth column of Schedule A to the other Global Notes, if any, shall not, subject to Section 7 of the Fiscal Agency Agreement (as defined below), at any time exceed U.S. $             (             United States Dollars), in accordance with the terms and conditions (the “Conditions”), set out on the reverse hereof, of the     % Notes due on             , 20     (the “Notes”) beneficial interests in which are represented by this Global Note (the “Global Note”), upon presentation and surrender of this Global Note and to pay interest from              at the rate of     % per annum payable semi-annually in arrears on              and              in each year (each an “Interest Payment Date”), to the holders of Notes at the close of business on the date that is 15 calendar days prior to each Interest Payment Date (the “Record Date”). Interest will be calculated on the basis of a 360 day year, consisting of twelve 30 day months. The Record Date may be changed by agreement among the Issuer, the Paying Agent and all applicable securities clearing systems. The first interest payment will become due and payable on              for the period from and including              to but excluding             . The Notes will cease to bear interest from the Maturity Date unless, upon due presentation, payment of principal is improperly withheld or refused.

Payment of the principal of and interest on the Notes represented by this Global Note will be made at the offices of the Paying Agent hereinafter referred to and at the offices of such other paying agents, if any, as the Issuer shall have appointed pursuant to the Fiscal Agency Agreement. Payments to holders of the Notes in respect of principal and interest on the Notes will be made in U.S. Dollars. Payments will be subject in all cases to applicable laws and regulations. The Issuer covenants that until this Global Note has been delivered to the Registrar for cancellation, or monies sufficient to pay the principal of and interest on this Global Note have been made available for payment and either paid or returned to the Issuer as provided herein, it will at all times maintain offices or agencies in New York [and, so long as the Notes are listed on the Luxembourg Stock Exchange and such Exchange shall so require, in Luxembourg for the payment of the principal of and interest on the Notes represented by this Global Note as herein provided].

The Issuer will redeem the Notes represented by this Global Note at par on the Maturity Date. The Issuer shall have the right to repurchase the Notes at any time and price in the open market or otherwise. Any Notes so repurchased may, at the Issuer’s discretion, be held, resold (subject to compliance with applicable securities and tax laws) or surrendered to the Fiscal Agent for cancellation.

The aggregate principal amount from time to time of the Global Note shall be the amount shown by the latest entry in the fourth column of Schedule A hereto. Schedule A hereto shall be completed by or on behalf of the Registrar upon (i) transfer of Notes as described further below or (ii) purchase and cancellation of Notes represented hereby.

Transfers of book-entry interests in the Notes represented by the Global Note from or to the account of a DTC participant to will be effected by or on behalf of the Registrar through a decrease or increase in the principal amount of the Global Note for notation on Schedule A hereto.

Cancellation of any Note represented by this Global Note which is required by the Conditions to be canceled will be effected by reduction in the principal amount of this Global Note on its presentation to or to the order of the Registrar for notation in Schedule A. Notes may only be purchased by the Issuer if (where they should be canceled in accordance with the Conditions) they are purchased together with the right to receive all future payments of interest thereon.

The Global Note may not be transferred without the prior written consent of the Issuer and except in combination and as a whole by the custodian (the “Note Depositary”) to another custodian for such Global Note or to a successor of such custodian; provided that such subsequent custodian or successor, as the case may be, expressly agrees to abide by such restrictions on transfer. The Fiscal Agent shall serve as the initial Note Depositary. No provision of the Global Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on the Notes represented by this Global Note when due in accordance with the Conditions.

The Issuer has waived against such holder and any previous holder of the Global Note all rights of set-off or counterclaim which would or might otherwise be available to it in respect of the obligations evidenced by the Global Note.

Reference is hereby made to the further provisions of this Global Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly signed by the Registrar, this Global Note shall not be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated:                     ,

FMS-WERTMANAGEMENT

By:	[—]
Name:	[—]
Title:	[—]

By:	[—]
Name:	[—]
Title:	[—]

This is a Global Note referred to in the within-mentioned Fiscal Agency Agreement.

THE BANK OF NEW YORK MELLON, as Registrar

By:	[—]
Authorized Signatory

SCHEDULE A

Principal Amount of this Global Note

Changes in the principal amount of the Global Note following (i) redemption of Notes or (ii) purchase and cancellation of Notes are entered in the second and third columns below.

Date made	Reason for change in the principal amount of this Global Note*	Amount of such change	Initial Principal Amount or Principal Amount of this Global Note following such Change	Endorsement made by or on behalf of the Registrar

*	State whether change following (1) redemption of Notes or (2) purchase and cancellation of Notes

[Reverse of Global Note]

Terms and Conditions of the Notes

1. This Note is one of a duly authorized issue of debt securities of the Issuer (herein called the “Notes”), issued and to be issued in one or more series in accordance with a Fiscal Agency Agreement, dated as of [—] (herein called the “Fiscal Agency Agreement”), between the Issuer and The Bank of New York Mellon, as fiscal agent (herein called the “Fiscal Agent”), principal paying agent (the “Paying Agent”), transfer agent (the “Transfer Agent”), and registrar (the “Registrar”). The terms Fiscal Agent, Paying Agent, Transfer Agent and Registrar shall include, where the context so requires, any successor or additional agents from time to time under the Fiscal Agency Agreement. Copies of which Fiscal Agency Agreement are on file and available for inspection at the offices of the Fiscal Agent at The Bank of New York Mellon, 101 Barclay Street, New York, NY 10286, Attention: Corporate Trust Administration, with a copy to: The Bank of New York Mellon, One Canada Square, London E14 5AL, United Kingdom, Attention: Corporate Trust Administration [and, so long as the Notes are listed on the Luxembourg Stock Exchange and such Exchange shall so require, at the office of the Luxembourg Local Agent at The Bank of New York Mellon (Luxembourg) S.A., Vertigo Building – Polaris, 2-4 rue Eugène Ruppert, L-2453 Luxembourg, Attention: Luxembourg Local Agent].

The obligations under the Notes constitute unsecured and unsubordinated obligations of the Issuer ranking pari passu among themselves and pari passu with all other unsecured and unsubordinated obligations of the Issuer, unless such obligations are given priority under mandatory provisions of statutory law.

2. The aggregate principal amount of the Notes is U.S. $            . The Notes are issuable in authorized denominations of U.S. $200,000 and any integral multiples of $1,000 in excess thereof.

3. [Fixed Rate Notes:] Interest will be paid on the Notes at the rate set forth on the face of this Note and will be payable on              and              of each year (each, an “Interest Payment Date”), subject to the Business Day Convention, as defined below. The Notes will bear interest from             , 20     and the initial interest payment will be made on             , 20    . Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months unadjusted. The Notes will mature on             , 20     (the “Maturity Date”). The Notes are not subject to any sinking fund.

If an Interest Payment Date or the Maturity Date is a day on which banking institutions are authorized or obligated by law to close in New York or in a place of payment, then payment of principal or interest need not be made on such Interest Payment Date or

Maturity Date, as applicable. The Issuer may make the required payment on the next succeeding day that is not a day on which banking institutions are authorized or obligated by law to close in New York or in the place of payment. The payment will be made with the same force and effect as if made on the Interest Payment Date or Maturity Date and no additional interest shall accrue for the period from the Interest Payment Date or Maturity Date to the date of actual payment. Such adjustment of the Interest Payment Date or Maturity Date are referred to as the “Business Day Convention”.

[Floating Rate Notes: The Notes will bear interest on the principal amount during each [three-month] period from and including             , 20     to but excluding             , 20     and thereafter from and including each Interest Payment Date (as defined below) to but excluding the next following Interest Payment Date (each such [three-month] period, an “Interest Period”). Interest on the Notes shall be payable on each Interest Payment Date. The Interest Rate (as defined below) applicable for an Interest Period will be determined on the applicable interest determination date, which will be the second day (other than a Saturday or Sunday) on which credit institutions are open for business in London (“London Business Day”) prior to the commencement of the relevant Interest Period (the “Interest Determination Date”). The Notes will mature on              , 20__ (the “Maturity Date”).

The interest payment dates for the Notes will be every             ,             ,              and             , (the “Interest Payment Dates”), subject to the Business Day Convention as defined below, with the initial payment on             , 20    . The Notes will bear interest from             , 20    . Whenever it is necessary to compute any amount of interest in respect of the Notes for any period of time, such interest shall be calculated on the basis of the actual number of days in that period divided by 360 (the “Day Count Fraction”). The Notes are not subject to any sinking fund. Registration or transfer of Notes will be effected without charge to the holders thereof.

The rate of interest applicable to the Notes will be [3-month USD-LIBOR] plus a margin of             % (the “Margin” together with [3-month USD-LIBOR], the “Interest Rate”). The [3-month USD-LIBOR] will, except as provided below, be the offered quotation (expressed as a percentage rate per annum) for deposits in U.S. dollars for that Interest Period which appears on the Screen Page (as defined below) as of 11:00 a.m. (London time) on the applicable Interest Determination Date.

The screen page will be Reuters Screen LIBOR01 Page (the “Screen Page”). If, on an Interest Determination Date, the Screen Page is not available or if no such quotation appears, [The Bank of New York Mellon] (the “Calculation Agent”) will receive from the principal London office of each of four major reference banks in the London interbank market, selected by the Calculation Agent after consultation with the Issuer (the “Reference Banks”) to provide a quotation of its rate at which deposits in U.S. dollars are offered by it at approximately 11:00 a.m. London time, on the applicable Interest Determination Date to prime banks in the London interbank market for a period equivalent to the Interest Period (the “Designated Maturity”) commencing on the first day of the relevant Interest Period and in an amount that is representative for a single transaction in the relevant market at the relevant time (the “Representative Amount”).

If at least two quotations are provided, the rate for that Interest Period will be the arithmetic mean of the quotation. If fewer than two quotations are provided as requested, the rate for that Interest Period will be the arithmetic mean of the rates quoted by three major banks in New York City, selected by the Issuer, at approximately 11:00 a.m. New York City time, on that Interest Determination Date for loans in U.S. dollars to leading European banks for a period of the Designated Maturity commencing on the first day of the relevant Interest Period and in a Representative Amount. If the banks selected by the Issuer are not providing quotations in the manner described by the preceding sentence, the 3-month U.S. dollar LIBOR to be determined as of that Interest Determination Date shall be the 3-month U.S. dollar LIBOR in effect on that Interest Determination Date.

The Calculation Agent will, on or as soon as practicable after each time at which the Interest Rate is to be determined, determine the Interest Rate and calculate the amount of interest payable on the Notes for the relevant Interest Period (the “Interest Amount”). Each Interest Amount shall be calculated by applying the Interest Rate and the Day Count Fraction to the aggregate principal amount of the Notes and rounding the resultant figure to the nearest cent, with one half of one cent being rounded upwards.

The Calculation Agent will cause the Interest Rate, each Interest Amount for each Interest Period, each Interest Period and the relevant Interest Payment Date to be notified to the Issuer, the Paying Agent and the relevant clearing systems as set forth in the calculation agency agreement between the Calculation Agent and the Issuer to be dated             , 20    , including any amendments thereto, (the “Calculation Agency Agreement”) as soon as possible after their determination but in no event later than the London Business Day thereafter [and, if required by the rules of the Luxembourg Stock Exchange, to the Luxembourg Stock Exchange as soon as possible after their determination, but in no event later than the first day of the relevant Interest Period]. Each Interest Amount and Interest Payment Date so notified may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. Any such amendment will be promptly notified to [the Luxembourg Stock Exchange and] to the holders of the Notes in accordance with the notice procedures described herein.

All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for these purposes by the Calculation Agent shall (in the absence of manifest error) be binding on the Issuer, the Paying Agent and the holders of the Notes.

If an Interest Payment Date is a day on which banking institutions are authorized or obligated by law to close in London, New York or in a place of payment, then payment of principal or interest need not be made on such Interest Payment Date. The Issuer may make the required payment on the next succeeding day that is not a day on which banking institutions are authorized or obligated by law to close in London, New York or in the place of payment, provided, however, that if the applicable Interest Payment Date would fall in the next succeeding calendar month, such date will be the immediately preceding day that is not a day on which banking institutions are authorized or obliged by law to close in London, New York or in the place of payment. If any such Interest Payment Date is postponed or brought forward as described above, the Interest Amount will be adjusted accordingly and the holders of the Notes will be entitled to more or less interest, respectively. If the Maturity Date for payment of principal and interest is a day on which banking institutions are authorized or obliged by law to close in London, New York or in the place of payment, such payment will not be made until the next following day that is not a day on which banking institutions are authorized or obliged by law to close in London, New York or in the place of payment, and no further interest shall be paid in respect of the delay in such payment. Such adjustment of the Interest Payment Date or Maturity Date are referred to as the “Business Day Convention”.]

4. The Issuer shall pay to the Paying Agent, on or prior to each Interest Payment Date and the Maturity Date (subject to (b) below), such amounts as are sufficient (with any amounts then held by the Fiscal Agent and available for the purpose) to pay the interest on, and the principal of the Notes due and payable on such Interest Payment Date, or Maturity Date, as the case may be. The principal of and interest on the Notes will be paid in such coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts. The Paying Agent shall apply the amounts so paid to it to the payment of such interest, and principal in accordance with the terms of the Notes. Any monies paid by the Issuer to the Paying Agent or any paying agent for the payment of the principal of (or premium, if any, on) or interest, respectively, on any Notes that remain unclaimed at the end of ten years or five years, respectively, after such principal (or premium, if any) or interest shall have become due and payable (whether at maturity or otherwise) shall then be repaid to the Issuer upon its written request. Upon such repayment all liability of the Fiscal Agent and any paying agent with respect to such monies shall cease. Any obligation the Issuer may have to pay the principal of (or premium, if any, on) such Notes shall terminate at the end of ten years after such principal shall have become due and payable. Any obligation the Issuer may have to pay interest on such Notes shall terminate at the end of five years after such interest shall have become due and payable.

5. All payments of principal of and interest on the Notes shall be subject to any fiscal or other laws and regulations applicable thereto. Consequently, neither the Issuer nor any Paying Agent will make any additional payment as a result of possible withholding or deduction for taxes in respect of any payment under or in connection with the Notes pursuant to any such law and/or regulations. Neither the Issuer nor any Paying Agent shall be liable to any holder of Notes or other person for commissions, costs, losses, or expenses in relation to or resulting from such payments.

6. All notices to the holders of Notes will be published in a daily English language newspaper of general circulation in London (expected to be the Financial Times) and in New York (expected to be The Wall Street Journal), provided that for so long as any Notes are represented by Global Notes, notices may be given by delivery of the relevant notice to DTC by the Issuer or the Fiscal Agent for communication by DTC to its participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper selected by the Issuer with general circulation in the respective market regions. In addition, so long as any of the Notes are listed on the [Luxembourg Stock Exchange] and the rules of that Exchange so require, such Notices will be published on the website of the [Luxembourg Stock Exchange] at [http://www.bourse.lu]. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

7. If the Issuer shall default in any payment of the principal of or interest on any of the Notes and such default shall not be cured by payment thereof within 30 days from the relevant due date, then, any holder of the Notes may declare the principal and any accrued but unpaid interest (if any) to the date of repayment on the Notes held by it to be due and demand redemption thereof, payable immediately by means of a written declaration in the German or English language delivered to the office of the Fiscal Agent at The Bank of New York Mellon, 101 Barclay Street, New York, NY 10286, Attention: Corporate Trust Administration, with a copy to: The Bank of New York Mellon, One Canada Square, London E14 5AL, United Kingdom, Attention: Corporate Trust Administration, together with the proof that such holder at the time of such notice is a holder of the Notes, unless prior to receipt of such notice by the Fiscal Agent, such default in respect of the Notes shall have been cured.

8. The holders of Notes of a series may agree with the Issuer (i) on amendments of the terms or conditions contained in the Notes of such series which do not relate to any of the matters listed under (ii) upon the affirmative vote by the holders of Notes of such series representing not less than 50% in aggregate principal amount of the Notes of such series then outstanding; and (ii) on amendments of the terms and conditions of the Notes of such series which relate to the matters listed below under (a) through (i) upon the affirmative vote by the holders of Notes of such series representing not less than 75% in aggregate principal amount of the Notes of such series then outstanding: (a) changes in the due date for the payment of interest or reduction or elimination of the interest rate on the Notes of such series; (b) changes in the due date for the payment of the principal on the Notes of such series; (c) reduction of the principal amount on the Notes of such series; (d) subordination of outstanding amounts payable under the Notes of such series in insolvency proceedings of the Issuer; (e) conversion or exchange of the Notes of such series into equity securities or other types of securities of the Issuer; (f) exchange and release of collateral on the Notes of such series, if any; (g) change in the currency of the Notes of such series; (h) waiver of or limitations on termination rights of the holders of Notes of such series; and (i) substitution of the Issuer. Such resolutions voted by the applicable majority of the holders of Notes of a series shall be binding on all holders of Notes of such series. Amendments made to the terms or conditions contained in the Notes of a series which do not provide for identical conditions for all holders of Notes of such series shall be void, unless the disadvantaged holders of Notes of such series have given an express consent to such unequal conditions. Notwithstanding the foregoing, the Issuer and the Fiscal Agent may, without the vote or consent of any holder of Notes, amend the Fiscal Agency Agreement and the Notes for the purpose of (a) adding to the covenants of the Issuer for the benefit of the holders of the Notes, (b) surrendering any right or power conferred upon the Issuer, (c) securing the Notes pursuant to the requirements of the Notes or otherwise, (d) curing any ambiguity, or curing, correcting or supplementing any defective provision thereof or (e) amending the Fiscal Agency Agreement or the Notes of any series for any purpose that the Issuer may consider necessary or desirable that does not adversely affect the interests of the holders of the Notes of that series in any material respect.

9. No reference herein to the Fiscal Agency Agreement and no provision of this Note or of the Fiscal Agency Agreement shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

10. This Note shall be governed by, and interpreted in accordance with, the laws of the State of New York, except that all matters governing the Issuer’s authorization of any Notes shall be governed by the laws of the Federal Republic of Germany.

As more fully set forth in the Fiscal Agency Agreement, the Issuer has appointed Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, NY 10036 as its authorized agent upon which process may be served in any action based on the Notes (other than actions brought under the United States Federal securities laws) which may be instituted in any State or Federal court in The City and State of New York by the holder of a Note. The Issuer irrevocably waives any immunity to which it might otherwise be entitled in any action arising out of or based upon the Notes brought in any State or Federal court in The City and State of New York.

The Issuer is also subject to suit in competent courts in the Federal Republic of Germany to the extent permitted by the laws of the Federal Republic of Germany.

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